EXHIBIT 99.1

Shengkai Innovations, Inc. Reports Fourth Quarter and FY2012 Results

TIANJIN, China, Sept. 20, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company", "Shengkai", "we", or "our"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its fourth quarter and fiscal year ended June 30, 2012 ("FY2012").

FY2012 Fourth Quarter Highlights

  Revenues were approximately $5.3 million compared with approximately $27.3 million in the fourth quarter of fiscal year ended June 30, 2011 ("FY2011");
  Revenues from the electric power segment were approximately $1.2 million compared with approximately $14.9 million in the fourth quarter of FY2011;
  Revenues from the petrochemical and chemical segment were approximately $2.4 million compared with approximately $8.4 million in the fourth quarter of FY2011; and
  Gross profit was approximately $2.2 million with a gross margin of 41.5%, compared with approximately $14.7 million and 54.0% in the fourth quarter of FY2011.

FY2012 Full Year Highlights

  Revenues were approximately $32.3 million compared with approximately $93.5 million in FY2011;
  Revenues from the electric power segment were approximately $8.6 million compared with approximately $57.7 million in FY2011;
  Revenues from the petrochemical and chemical segment were approximately $20.1 million compared with approximately $27.5 million in FY2011;
  Gross profit was approximately $14.0 million with a gross margin of 43.2%, compared with approximately $53.1 million and 56.8% in FY2011;
  GAAP net income was approximately $2.4 million, or $0.13 earnings per diluted share, compared with approximately $93.5 million, or $5.34 earnings per diluted share in FY2011;
  Non-GAAP net income was approximately $5.1 million, or $0.28 non-GAAP earnings per diluted share after adjusting for non-cash share-based compensation and changes in the fair value of instruments; and
  Annual ceramic valves output achieved 5,461 sets compared with 23,298 sets a year ago.

Note: The earnings (loss) per share data for all periods in this press release have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

Fourth Quarter FY2012 Results

Revenues in the fourth quarter were approximately $5.3 million as compared to approximately $27.3 million in the fourth quarter of FY2011. Quarterly ceramic valves output was 794 sets as compared to 6,741 sets a year ago. Facing the general economic slowdown in the PRC, Shengkai continues the transition of target market segment from the electric power industry to domestic and international petrochemical and chemical industry.

During the fourth quarter of FY2012, electric power industry, petrochemical and chemical industry, and other industries accounted for 22.1%, 44.6% and 33.3% of the quarterly revenues, respectively, compared with 54.8%, 30.7% and 14.5% in the fourth quarter of FY2011.

Specifically, revenues from the electric power industry were approximately $1.2 million compared with approximately $14.9 million in the fourth quarter of FY2011. The decrease was primarily due to the general slowdown in economy and the increase in the sales price of our products, as well as the ongoing marketing transition into the petrochemical and chemical industry.

During the fourth quarter, revenues from the petrochemical and chemical industry were approximately $2.4 million compared with approximately $8.4 million in the fourth quarter of FY2011. The decrease was primarily due to the general slowdown in economy and the increase in the sales price of our products.

Revenues from other industries, including the aluminum and metallurgy industries were approximately $1.8 million compared with approximately $3.9 million in the fourth quarter of FY2011. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities. Orders related to new blast furnace gas cleaning systems which led to temporary increase in revenues in past periods have been completed by the end of FY2011.

In the fourth quarter, cost of sales decreased 75.1% year-over-year to approximately $3.1 million from approximately $12.5 million in the fourth quarter of FY2011. Cost of sales as a percentage of revenues was 58.5% compared with 46.0% in the comparable period a year ago due to both decrease in revenues and increase in certain costs.

Gross profit in the fourth quarter was approximately $2.2 million compared with approximately $14.7 million for the fourth quarter of FY2011. This decrease was primarily attributable to decrease in revenue and increase in depreciation expense. Gross margin was 41.5%, compared with 54.0% for the fourth quarter of FY2011. The decrease in gross margin was primarily due to: 1) approximately $0.2 million increase in depreciation expenses resulting from an addition of approximately $53.7 million to property, plant and equipment during the past two fiscal years; 2) an approximately 9% year-over-year price increase in steel raw materials and steel die-casting components; and 3) costs spread over a smaller revenue base, despite the increase in product sales price.

Selling expenses in the fourth quarter decreased by 61.1% year-over-year to approximately $0.9 million from approximately $2.4 million for the comparable period in FY2011. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $0.4 million from approximately $2.2 million in the fourth quarter of FY2011. Selling expenses as a percentage of quarterly sales increased to 17.7% from 8.9% in the fourth quarter of FY2011, since certain minor components of selling expenses such as sales staff's salaries and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, and also because we incurred higher marketing expenses in the fourth quarter of FY2012.

General and administrative ("G&A") expenses in the fourth quarter were approximately $1.9 million, down from approximately $5.4 million for the comparable period in FY2011. Excluding the non-cash share-based compensation, G&A expenses in the fourth quarter were approximately $1.2 million, compared with approximately $2.0 million for the comparable period of FY2011. The decrease in G&A (excluding the non-cash items) expenses over the comparable periods of fiscal 2011 and 2012 was primarily attributable to decrease in expenses and professional fees incurred for our U.S. capital market-related activities and in R&D expense.

Total operating expenses in the fourth quarter of FY2012 were approximately $2.8 million compared with approximately $7.8 million for the comparable period in FY2011. Operating loss in the fourth quarter of FY2012 was approximately $0.6 million compared with an operation income of approximately $6.9 million for the comparable period in FY2011.

Excluding the non-cash share-based compensation, non-GAAP operating income was approximately $0.1 million, compared with non-GAAP operating income of approximately $10.3 million for the comparable period in FY2011.

Provision for income taxes in the fourth quarter was approximately $0.2 million compared with approximately $1.8 million in the fourth quarter of FY2011. The income tax provision is calculated based on the actual income before taxes and applicable income tax rate of each of our PRC subsidiary and affiliate, according to the generally accepted accounting principles of PRC.

GAAP net loss was approximately $0.2 million compared with net income of approximately $24.4 million in the fourth quarter of FY2011. Diluted losses per share were $0.01 compared to diluted earnings per share of $1.42 in the fourth quarter of FY2011.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $0.1 million in the fourth quarter compared with approximately $8.7 million in the fourth quarter of FY2011. The decrease was primarily due to the decline in revenues resulting from slowdown in economy, increase in product sales price and marketing transition, coupled with higher costs associated with depreciation and raw material prices, and relatively high operating expenses. Non-GAAP earnings were $0.01 per diluted share compared with $0.51 per diluted share in the fourth quarter of FY2011.

FY2012 Full Year Results

Revenues for the fiscal year ended June 30, 2012 were approximately $32.3 million as compared to approximately $93.5 million for FY2011. Total annual ceramic valves output was 5,461 sets as compared to 23,298 sets for FY2011. The decline in sales was primarily attributable to the business disruptions, general economic slowdown in the PRC, and the strategic transition of our target market from the electric power industry to domestic and international petrochemical and chemical industry.

During FY2012, electric power industry, petrochemical and chemical industry, and other industries accounted for 26.7%, 62.3% and 10.9% of total revenues, respectively, compared with 61.7%, 29.4% and 8.9% in FY2011.

Specifically, in FY2012, revenues from the electric power industry were approximately $8.6 million compared with approximately $57.7 million in FY2011. Unlike previously, the electric power industry contributed significantly less to our revenue. The decrease was primarily due to the general slowdown in PRC's economy, particularly the poor operating performance and financial pressure experienced by most of our major customers in this sector, and the increase in the sales price of our products, as well as the ongoing marketing transition into the petrochemical and chemical industry.

Revenues from the petrochemical and chemical industry were approximately $20.1 million compared with approximately $27.5 million in FY2011. The decrease was primarily due to the general slowdown in economy in the PRC and the increase in the sales price of our products.

Revenues from other industries, including the aluminum and metallurgy industries were approximately $3.5 million compared with approximately $8.3 million in FY2011. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities. Orders related to new blast furnace gas cleaning systems which led to temporary increase in revenues in past periods have been completed by the end of FY2011.

In FY2012, cost of sales decreased 54.5% year-over-year to approximately $18.3 million from approximately $40.3 million in FY2011. Cost of sales as a percentage of revenues was 56.8% compared with 43.2% in FY2011 due to both decrease in revenues and increase in certain costs.

Gross profit in FY2012 was approximately $14.0 million compared with approximately $53.1 million in FY2011. This decrease was primarily attributable to decrease in revenue and increase in depreciation expense. Gross margin was 43.2%, compared with 56.8% for FY2011. The decrease in gross margin was primarily due to: 1) approximately $1.8 million increase in depreciation expenses resulting from an addition of approximately $53.7 million to property, plant and equipment during the past two fiscal years; 2) an approximately 11.6% year-over-year price increase on average in steel raw materials and steel die-casting components; and 3) costs spread over a smaller revenue base, despite the increase in product sales price.

Selling expenses in FY2012 decreased by 55.1% year-over-year to approximately $3.7 million from approximately $8.3 million for FY2011. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $2.6 million from approximately $7.5 million in FY2011. Selling expenses as a percentage of sales increased to 11.6% from 8.9% in FY2011, since certain minor components of selling expenses such as sales staff's salaries and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, and also because we attended more trade shows and incurred more marketing expenses in FY2012 as a result of our efforts to develop new markets.

G&A expenses in FY2012 were approximately $9.5 million, down from approximately $15.2 million in FY2011. Excluding the non-cash share-based compensation, G&A expenses in FY2012 were approximately $4.6 million, compared with approximately $5.5 million in FY2011. The decrease in G&A (excluding the non-cash items) expenses over the comparable periods of FY2011 and FY2012 was primarily attributable to decrease in expenses and professional fees incurred for our U.S. capital market-related activities of $412,913; decrease in other miscellaneous G&A expenses including moving expenses of $531,574; as well as decrease in salary and welfare costs of $87,466 attributed to reduced number of employees, offset by the increase in depreciation costs of $160,241 as a result of the new headquarters building.

Total operating expenses in FY2012 were approximately $13.2 million compared with approximately $23.5 million in FY2011. Operating income in FY2012 was approximately $0.7 million compared with approximately $29.6 million in FY2011.

Excluding the non-cash share-based compensation, non-GAAP operating income was approximately $5.6 million, compared with non-GAAP operating income of approximately $39.3 million in FY2011.

Provision for income taxes in FY2012 was approximately $1.6 million compared with approximately $6.4 million in FY2011. The income tax provision is calculated based on the actual income before taxes and applicable income tax rate of each of our PRC subsidiary and affiliate, according to the generally accepted accounting principles of PRC.

GAAP net income in FY2012 was approximately $2.4 million compared with approximately $93.5 million in FY2011. Diluted earnings per share were $0.13 compared to $5.34 in FY2011.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $5.1 million in FY2012 compared with approximately $33.5 million in FY2011. The decrease was primarily due to the decline in revenues resulting from slowdown in economy, increase in product sales price and marketing transition, coupled with higher costs associated with depreciation and raw material prices, and relatively high operating expenses. Non-GAAP earnings were $0.28 per diluted share compared with $1.91 per diluted share in FY2011.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Twelve Months Ended June 30,
	2012	2011
GAAP Net Income	$ 2,421,921	$ 93,470,759
Add back/(Subtract):
Share-based compensation – employee options and stock awards	4,864,530	9,674,402
Changes in fair value of instruments	(2,207,377)	(69,692,778)
Non-GAAP Net Income	$ 5,079,074	$ 33,452,383
GAAP Earnings per share (diluted)*	$ 0.13	$ 5.34
Non-GAAP Earnings per share (diluted)*	$ 0.28	$ 1.91

Recent Developments

On June 11, 2012, the Company received the certificates of ISO 14001:2004 (No.115335-2012-AE-RGC-RvA) and OHSAS 18001:2007 (No.115336-2012-HSO-RGC-DNV), issued by Det Norske Veritas Certification B.V. of the Netherlands. Both certificates will expire on June 11, 2015.

ISO 14001:2004 specifies requirements for an environmental management system to enable an organization to develop and implement a policy and objectives which take into account legal requirements and other requirements to which the organization subscribes, and information about significant environmental aspects. OHSAS 18001:2007 is an occupational health and safety (OH&S) standard. The Company believes that the award of these certificates is a pre-requisite to gain access to the overseas market, especially the North America market.

The Certificate of Authority to use the Official API Monogram (No.6D-0460) issued by the American Petroleum Institute ("API") to Tianjin Shengkai, the Company's operating entity in the PRC, expired on June 09, 2012. The Company has gone through the procedures necessary to renew the qualification during the third quarter of calendar year 2012. Currently the Company is awaiting the final approval on the extension of the valid term for the certificate, which is expected in October, 2012. The Company believes that the award of API certificate will greatly help the Company establish recognition and gain quick access to the North America oil and gas market.

From April 30 till May 3, 2012, the Company participated in the Offshore Technology Conference (OTC) 2012 in Houston, Texas. Founded in 1969, OTC is the world's foremost event for the development of offshore resources in the fields of drilling, exploration, production, and environmental protection. Through participating the OTC Conference, the Company expects to gain name recognition and business opportunities in the oil and gas industry in both North and South Americas, where we believe there are good potentials for application of our ceramic valves.

The Company plans to participate in the MINExpo INTERNATIONAL® 2012 Conference from September 24 to September 26, 2012 in Las Vegas, NV. MINExpo is the world's largest complete expo devoted to mining industry. Through participating the MINExpo Conference, the Company expects to gain name recognition and business opportunities in the mining industry in both North and South Americas, where we feel there would be good potentials for application of our ceramic valves in future.

Financial Condition

As of June 30, 2012, the Company had cash and cash equivalents of approximately $64.8 million and accounts receivable of approximately $9.4 million compared to approximately $59.9 million cash and cash equivalents and approximately $12.6 million of accounts receivable as of June 30, 2011. Total current liabilities as of June 30, 2012 were approximately $3.5 million, compared with approximately $9.6 million as of June 30, 2011. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities decreased to approximately $3.9 million during FY2012 from approximately $28.6 million for FY2011. The decrease was primarily attributable to the decrease in net income between the two fiscal years.

As of June 30, 2012, the Company had made payments in total of approximately $35.6 million under the executed construction contracts for the new manufacturing facility with remaining approximately $0.9 million to be substantially settled after completion of inspection and final acceptance of the construction project by relevant government authorities, with certain amount to be held from payment as warranty deposit for approximately one year. Regarding equipment and machinery contracts for the new facility, the Company made payments in total of approximately $16.6 million as of June 30, 2012 with the remaining approximately $1.0 million primarily held as warranty deposit till approximately one year after installation.

Business Outlook

In response to the business disruptions and changes in the global ceramic valves industry as well as in PRC's economic conditions, management of the Company has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding its presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices. The Company has increased its product sales price to match industry levels and to reflect its superior product quality. The Company has also been making efforts to streamline operations through headcount reduction and other cost-saving measures to conserve capital and reduce the impact of revenue loss.

Additionally, the Company will continue to leverage its self-developed ceramic material technologies to continue in-house and joint research and development of innovative and superior-performance products for the international oil and chemical markets and commit its resources to expanding the acceptance of its products overseas.

As such, we expect that in the immediately following quarter ended September 30, 2012, total revenues would remain flat, and major contribution to our sales would be from the petrochemical and chemical industry. Such situation may persist until our marketing and sales efforts on some new customers and projects pay off, and the expansion in the international market picks up meaningfully. Successful penetration into international oil and chemical markets would also require the Company to obtain various certifications, including but not limited to different class API certification, such as API 6A which covers higher pressure valve products, and other firm-specific supplier qualifications, which will take time to go through various application procedures, develop new products and invest in additional or different equipment.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and twelve months ended June 30, 2012 and 2011 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to advisors, independent directors and management staff, and ii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 150 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,
	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$ 64,819,870	$ 59,870,108
Restricted cash	124,433	1,386,873
Accounts receivable, net	9,388,820	12,623,359
Notes receivable	167,873	217,502
Other receivables	2,879,422	2,722,300
Advances to suppliers	2,339,362	274,814
Inventories	2,750,907	2,532,485
Total Current Assets	82,470,687	79,627,441
Plant and equipment, net	54,068,143	53,921,084
Land use rights, net	2,533,684	2,534,059
Other intangible assets, net	4,524,058	5,370,148
TOTAL ASSETS	$ 143,596,572	$ 141,452,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	124,433	1,386,873
Accounts payable	1,942,262	3,829,491
Advances from customers	316,020	227,451
Other payables and accrued expenses	899,491	2,350,144
Income tax payable	240,438	1,816,995
Total Current Liabilities	3,522,644	9,610,954
Warrant liabilities	1,761	168,442
Preferred (conversion option) liabilities	481,128	5,782,014
TOTAL LIABILITIES	$ 4,005,533	$ 15,561,410

Commitments and Contingencies	$ --	$ --

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	June 30,
	2012	2011

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 share authorized; 1,971,842 and 5,987,368 issued and outstanding as of June 30, 2012 and 2011 respectively.	$ 1,971	$ 5,987
Common stock – $0.001 par value 100,000,000 shares authorized; 17,196,071 and 14,888,306 shares issued and outstanding as of June 30, 2012 and 2011 respectively. *	17,197	14,889
Additional paid-in capital	71,695,567	63,569,139
Statutory reserves	11,196,604	11,196,604
Retained earnings	45,091,511	42,669,590
Accumulated other comprehensive income	11,588,189	8,435,113
TOTAL STOCKHOLDER'S EQUITY	139,591,039	125,891,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 143,596,572	$ 141,452,732

*The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in US Dollars)

	Year Ended June 30,
	2012	2011

Revenues	$ 32,317,525	$ 93,451,373
Cost of sales	(18,341,149)	(40,327,502)
Gross profit	13,976,376	53,123,871
Operating expenses:
Selling expenses	(3,746,972)	(8,340,307)
General and administrative expenses	(9,497,603)	(15,197,301)
Total operating expenses	(13,244,575)	(23,537,608)
Income from operations	731,801	29,586,263
Other income, net	227,887	318,701
Interest income, net	852,549	259,871
Changes in fair value of instruments - gain	2,207,377	69,692,778
Income before income taxes	4,019,614	99,857,613
Income taxes	(1,597,693)	(6,386,854)
Net income	2,421,921	93,470,759
Foreign currency translation adjustment	3,153,076	5,401,210
Comprehensive income	5,574,997	98,871,969

Basic earnings per share*	$ 0.15	$ 7.31

Diluted earnings per share*	$ 0.13	$ 5.34

Basic weighted average shares outstanding*	16,695,852	12,793,547

Diluted weighted average shares outstanding*	18,149,457	17,515,037

* The earnings per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$ 2,421,921	$ 93,470,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,836,758	1,870,404
Amortization	1,027,739	1,005,537
Provision for doubtful accounts	245,224	171,298
(Gain)/loss on disposal of property, plant and equipment	(10,616)	(2,807)
Changes in fair value of instruments – (gain)	(2,207,377)	(69,692,778)
Stock based compensation	4,864,530	9,674,402
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	3,267,672	(5,808,002)
Notes receivable	54,461	(136,504)
Other receivables	(52,674)	(2,317,873)
Advances to suppliers	(2,046,251)	150,479
Inventories	(157,444)	155,791
Increase (decrease) in liabilities:
Notes payable	(1,287,653)	(1,370,014)
Accounts payable	(3,020,258)	807,463
Advances from customers	82,684	(1,067,806)
Other payables	(1,379,861)	749,210
Accruals	(117,589)	241,823
Income tax payable	(1,610,046)	680,434
Net cash provided by operating activities	3,911,220	28,581,816
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	(489)	821
Purchase of property, plant and equipment	(51,927)	(63,816)
Payment of construction in progress	(1,634,527)	(10,173,965)
Purchase of intangible assets	--	(2,009)
Decrease/(increase) in advances to suppliers for purchase of equipment and construction	--	401,562
Decrease/(increase) in restricted cash	1,287,653	547,095
Net cash used in investing activities	(399,290)	(9,290,312)
Cash flows from financing activities
Proceeds from stock issued, net of transaction costs of $1,868,264	--	17,466,689
Net cash provided by financing activities	$ --	$ 17,466,689

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Year Ended June 30,
	2012	2011

Net increase (decrease) in cash and cash equivalents	$ 3,511,930	$ 36,758,193

Effect of exchange rate changes on cash and cash equivalents	1,437,832	2,116,733

Cash and cash equivalents–beginning of year	59,870,108	20,995,182

Cash and cash equivalents–end of year	$ 64,819,870	$ 59,870,108

Supplementary cash flow information:

Interest received	$ 852,549	$ 259,873

Taxes paid	$ 3,207,739	$ 5,706,420

Non-cash transaction:
Preferred stock conversion to common stock	$ 4,016	$ 1,000
CONTACT: Shengkai Innovations, Inc.
         Linbin Zhang, Interim CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com